Exhibit 99.2
Unaudited pro forma condensed combined financial information

On January 31, 2017, pursuant to the terms and conditions set forth in the previously announced Stock Purchase Agreement (“Agreement”), Columbus McKinnon Corporation (the “Company” or “CMCO”) acquired all of the issued and outstanding capital stock of the STAHL CraneSystems business (“STAHL”), including STAHL CraneSystems GmbH and nine STAHL affiliates (the, “STAHL Acquisition”). The Company acquired Magnetek Inc. (“Magnetek”) on September 2, 2015 (“Magnetek Acquisition”, collectively with the STAHL Acquisition, the “Acquisitions”). The unaudited pro forma condensed combined financial information gives effect to the Acquisitions and the related financings used to fund the Acquisitions.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company and the historical financial statements of Magnetek and STAHL.

The Company's fiscal year ends on March 31st. STAHL’s fiscal year ends on December 31st and, in the year prior to the Magnetek Acquisition, Magnetek’s fiscal year ended on December 28, 2014. As the Company's fiscal year end differed by 93 days or fewer from STAHL’s fiscal year end and from Magnetek’s fiscal year end, the pro forma condensed combined statement of operations presented herein have been presented using the different fiscal periods as discussed below.

The unaudited pro forma condensed combined statement of operations for the twelve-month period presented herein reflects a combination of the Company's results of operations for their fiscal year ended March 31, 2016, Magnetek’s results of operations for the period representing April 1, 2015 to September 1, 2015, the day prior to the Magnetek acquisition date of September 2, 2015, and STAHL’s fiscal year ended December 31, 2015. The unaudited pro forma condensed combined statement of operations for the nine-month period presented herein reflects a combination of the Company’s results of operations for the nine-month period ended December 31, 2016 and STAHL’s results of operations for the nine-month period ended September 30, 2016. The unaudited pro forma condensed combined balance sheet reflects a combination of the Company’s financial position as of December 31, 2016 and STAHL’s financial position as of December 31, 2016. No unaudited pro forma financial information is presented for Magnetek as of and for the nine months ended December 31, 2016 as Magnetek is included in our historical financial information from the date of its acquisition, September 2, 2015.

The information included in the “CMCO Historical” column of the unaudited pro forma condensed combined financial information sets forth the Company’s historical balance sheet data as of December 31, 2016 and the Company’s historical statements of operations data for the nine-months then ended. The “CMCO Historical as adjusted” column sets forth the Company’s historical statement of operations data for the fiscal year ended March 31, 2016 adjusted for the unaudited pro forma effect of the Company’s September 2, 2015 acquisition of Magnetek for the period April 1, 2015 through September 1, 2015 as outlined in Note 1. This information has been derived from the Company’s unaudited consolidated financial statements as of and for the nine-month period ended December 31, 2016 which have been previously filed in the Company’s Quarterly Report on Form 10-Q filed January 26, 2017 and the Company’s audited financial statements for the fiscal year ended March 31, 2016 which have been previously filed in its Annual Report on Form 10-K filed June 1, 2016, respectively.

The information included in the “STAHL Historical” column of the unaudited pro forma condensed combined financial information sets forth STAHL’s historical combined balance sheet data as of December 31, 2016 and STAHL’s historical combined statement of income data for the nine-months ended September 30, 2016 and STAHL’s historical combined statement of income data for the fiscal year ended December 31, 2015. This information has been derived from STAHL’s books and records for the nine-month period ended September 30, 2016 and STAHL’s audited combined financial statements for the fiscal year ended December 31, 2015 and December 31, 2016 that were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and recorded in Euros. The unaudited pro forma condensed combined financial information includes adjustments to convert the historical STAHL combined financial information from IFRS to Accounting Principles Generally Accepted in the United States (“US GAAP”) and to translate Euros into US Dollars. We have reclassified certain line items of STAHL historical combined financial information to conform to our accounting policies and presentation. The STAHL audited combined financial statements, prepared in accordance with IFRS, as of and for the years ended December 31, 2015 and December 31, 2016 are included as an exhibit in this Form 8-K/A.

The information contained in the “Pro forma adjustments” column of the unaudited pro forma condensed combined balance sheet gives effect to the STAHL Acquisition as if it had occurred on December 31, 2016.

The information included in the “Pro forma adjustments” column of the unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2016 and the nine months ended December 31, 2016 gives effect to the STAHL Acquisition as if it had occurred on April 1, 2015. The pro forma adjustments for the Magnetek Acquisition for the year ended March 31, 2016 are outlined in Note 1.

The unaudited pro forma adjustments for the STAHL Acquisition are based on available information and certain assumptions that we believe are reasonable. These unaudited pro forma adjustments include a preliminary allocation of the purchase price of STAHL based on a preliminary estimate of fair value. The final allocation of the purchase price to the acquired assets and liabilities will be completed as soon as the Company is able to complete a full valuation of the acquired assets and liabilities. Pro forma adjustments reflect the impact of the following:

•	the completion of the STAHL Acquisition;

•	the pro forma impact of the fair value adjustments of the net assets acquired;

•
STAHL's net pension liability in accordance with Accounting Standards Codification (“ASC”) Topic 715 which includes eliminating its closing balance of accumulated other comprehensive loss associated with its pension plans;

•	the reclassification of and adjustment to certain STAHL combined balance sheet and statement of income line items to conform with the Company's US GAAP accounting policies;

•	agreements terminated or entered into as a result of the STAHL Acquisition;

•	the impact of the Company's debt financing and issuance of common shares to fund the STAHL Acquisition; and

•	the income tax effects related to the above pro forma adjustments.

Our unaudited pro forma condensed combined financial information does not purport to present what our actual financial position or results would have been if the events described above had occurred as of the dates indicated and are not necessarily indicative of our future financial position or results. For example, we expect our future results to be affected by the following factors, among others:

•
In connection with the STAHL Acquisition in January 2017, at the date of the STAHL acquisition we must record STAHL's inventory, backlog and supply agreement on our consolidated balance sheet at fair value. Our margins from the STAHL business will be depressed in the fourth quarter of fiscal 2017 and the first quarter of fiscal 2018 as we sell the inventory and amortize the backlog acquired. A favorable supply agreement acquired as part of the STAHL Acquisition will result in an increase to cost of products sold as we amortize the fair value of the supply agreement over its two year remaining life. Additionally, the recording of STAHL's acquired inventory, backlog and supply agreement at fair value will result in additional deferred tax liabilities.

•
We will be required to record identifiable intangible assets and property, plant and equipment acquired with STAHL on our consolidated balance sheet at fair value at the date of acquisition. Any resulting write-up of assets will increase our depreciation and amortization expense when we depreciate or amortize the acquired assets and will reduce gross profit, operating income, income from continuing operations and net income, and such reductions may be significant. Based upon our past acquisitions and the nature of the assets acquired in the STAHL Acquisition, we expect to recognize, when we complete our fair value calculations, identifiable intangible assets such as trademarks, patented and unpatented technology, and customer relationships. We will not finalize our fair value calculations of these assets until fiscal 2018, and therefore, the amounts included herein are based on preliminary estimates. The actual values determined when the valuation is finalized could vary materially from the amounts shown herein. Amortization periods to be used for these identifiable intangible assets and property, plant and equipment acquired will be based primarily upon the estimated useful lives of the assets, which at this point are based upon our preliminary estimates. The actual useful lives could vary materially from the lives shown herein. Additionally, the completion of the valuation of intangible assets and the recording of the acquired property, plant and equipment at fair value will give rise to adjustments in deferred tax assets and liabilities.

•
In connection with the STAHL Acquisition, at the date of acquisition we must record STAHL's pension liability in accordance with ASC 715 and eliminate the previously recorded unrecognized actuarial loss recorded in accumulated other comprehensive loss. Actuarial gains or losses subsequent to acquisition and subsequently reclassified into the statement of operations will result in pension costs or benefits that are different from what STAHL had historically experienced.

•
As a result of the STAHL Acquisition, STAHL will no longer be part of a tax-paying group with its former parent. Furthermore, the tax effect of the pro forma adjustments described herein have been reflected using a statutory tax rate. As a result, the Company's effective tax rate will differ from the combined tax rate presented herein.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are further described in the accompanying notes, which should be read together with the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information gives pro forma effect to events that are directly attributable to the Acquisitions, are factually supportable, and with respect to the pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the audited consolidated financial statements and the related notes of the Company and the audited combined financial statements of STAHL, and the unaudited consolidated financial statements and the related notes of the Company.

Unaudited pro forma condensed combined
balance sheet as of December 31, 2016
(in thousands)

	CMCO Historical	STAHL Historical	Pro forma adjustments		Pro forma combined

	As of December 31, 2016	As of December 31, 2016
	(Note 1)	(Note 2)	(Note 3)
ASSETS:
Current assets:
Cash and cash equivalents	$51,538	$28,149	$(5,054)	3(a)	$74,634
Trade accounts receivable	74,853	30,378	—		105,231
Inventories	109,131	21,317	8,791	3(b)	139,239
Prepaid expenses and other	16,293	1,251	4,641	3(c )	22,185
Total current assets	251,815	81,095	8,378		341,289
Property, plant, and equipment, net	99,163	6,587	7,489	3(d)	113,239
Goodwill	168,513	22,223	127,537	3(e)	318,273
Other intangibles, net	117,002	10,962	128,828	3(f)	256,792
Marketable securities	8,147	—	—		8,147
Deferred taxes on income	69,608	10,783	(10,783)	3(g)	69,608
Other assets	11,364	163	1,028	3(h)	12,555
Total assets	$725,612	$131,813	$262,478		$1,119,903

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Trade accounts payable	$28,209	$8,034	$—		$36,243
Accrued liabilities	51,212	34,549	6,110	3(i)	91,871
Current portion of long term debt	13,051	2,599	28,400	3(j)	44,050
Total current liabilities	92,472	45,182	34,510		172,164
Senior debt, less current portion	136	—	—		136
Term loan and revolving credit facility	220,946	—	168,465	3(j)	389,411
Other non current liabilities	119,735	70,896	33,593	3(k)	224,225
Total liabilities	433,289	$116,078	236,568		785,936
Shareholders' equity:
Common stock	202	—	23		225
Additional paid in capital	210,502	—	47,208		257,710
Retained earnings	186,277	—	(5,587)		180,690
Net investment of Parent		15,735	(15,735)		—
Accumulated other comprehensive loss	(104,658)	—	—		(104,658)
Total shareholders' equity	292,323	15,735	25,909	3(l)	333,967
Total liabilities and shareholders' equity	$725,612	$131,813	$262,478		$1,119,903

See accompanying notes to this unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined
statement of operations for the year ended March 31, 2016
(dollars and shares in thousands, except per share amounts)

	CMCO Historical as adjusted	STAHL Historical	Pro forma adjustments		Pro forma combined
	Twelve months ended March 31, 2016	Twelve months ended December 31, 2015
	(Note 1)	(Note 2)	(Note 4)	4(h)

Net sales	$641,937	$184,716	$—		$826,653
Cost of products sold	437,792	124,130	260	4(a)	562,182
Gross profit	204,145	60,586	(260)		264,471
Selling expenses	76,835	17,066	—		93,902
General and administrative expenses	75,186	24,231	(3,553)	4(b)	95,864
Amortization of intangibles	6,712	—	6,914	4(c)	13,626
Income (loss) from operations	45,412	19,288	(3,621)		61,079
Interest and debt expense	10,223	38	11,135	4(d)	21,396
Investment (income) loss	(796)	—	—		(796)
Foreign currency exchange loss (gain)	2,215	380	—		2,595
Other income, net	(380)	(3,344)	—		(3,724)
Income from continuing operations before income tax expense (benefit)	34,150	22,214	(14,756)		41,607
Income tax expense (benefit)	11,630	5,678	(5,317)	4(f)	11,991
Income (loss) from continuing operations	$22,520	$16,536	$(9,439)		$29,617

Weighted average basic shares outstanding	20,079		2,273	4(g)	22,352
Weighted average diluted shares outstanding	20,315		2,273	4(g)	22,588

Basic income per share from continuing operations	$1.12				$1.33

Diluted income per share from continuing operations	$1.11				$1.31

See accompanying notes to this unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2016 (dollars and shares in thousands, except per share amounts)

	CMCO Historical	STAHL Historical	Pro forma adjustments		Pro forma combined
	Nine months ended December 31, 2016	Nine months ended September 30, 2016
	(Note 1)	(Note 2)	(Note 4)	4(h)

Net sales	$453,435	$128,223	$—		$581,658
Cost of products sold	310,838	87,380	354	4(a)	398,571
Gross profit	142,597	40,843	(354)		183,087
Selling expenses	55,834	14,102	—		69,936
General and administrative expenses	52,346	14,650	(5,599)	4(b)	61,397
Amortization of intangibles	5,280	—	5,218	4(c)	10,498
Income (loss) from operations	29,137	12,091	27		41,256
Interest and debt expense	7,398	1	8,620	4(d)	16,018
Investment (income) loss	(366)	—	—		(366)
Foreign currency exchange loss (gain)	890	(4)	(1,826)	4(e)	(940)
Other income, net	(238)	(1,675)	—		(1,913)
Income from continuing operations before income tax expense (benefit)	21,453	13,769	(6,767)		28,457
Income tax expense (benefit)	7,731	3,776	(2,322)	4(f)	9,185
Income (loss) from continuing operations	$13,722	$9,993	$(4,445)		$19,272

Weighted average basic shares outstanding	20,192		2,273	4(g)	22,465
Weighted average diluted shares outstanding	20,400		2,273	4(g)	22,673

Basic income per share from continuing operations	$0.68				$0.86

Diluted income per share from continuing operations	$0.67				$0.85

See accompanying notes to this unaudited pro forma condensed combined financial information.

Notes to Unaudited Proforma Condensed Combined Financial Information
(Dollars and shares in thousands, except per share amounts)

Note 1 - Basis of presentation

The historical financial information has been adjusted to give pro forma effect to the STAHL Acquisition and the related issuance of common shares and debt financing by the Company which was used to fund the STAHL Acquisition and repay previously existing debt of the Company. The STAHL Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The Company has estimated the fair value of STAHL’s assets acquired and liabilities assumed and conformed the accounting policies of STAHL to its own U.S. GAAP accounting policies. The unaudited pro forma condensed combined financial information includes various assumptions, including IFRS to U.S. GAAP differences and management’s best estimates of the fair value of the assets acquired and liabilities assumed of STAHL. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. The CMCO Historical as adjusted column in the pro forma statement of operations for the year ended March 31, 2016 has been adjusted to give pro forma effect to the acquisition of Magnetek which was completed on September 2, 2015, as if it were completed on April 1, 2015 and thus represent Magnetek’s results of operations for the period from April 1, 2015 through September 1, 2015. The following table reconciles the Company’s historical statement of operations to the CMCO Historical as adjusted column presented in the pro forma condensed combined statement of operations for the year ended March 31, 2016.

	CMCO Historical	MAG Historical (a)	Pro forma adjustments		CMCO Historical as adjusted
	For the year ended March 31, 2016	April 1, 2015 through September 1, 2015			For the year ended March 31, 2016

Net sales	$597,103	$45,434	$(600)		$641,937
Cost of products sold	409,840	27,905	47		437,792
Gross profit	187,263	17,529	(647)	(b)	204,145
Selling expenses	72,858	—	3,977	( c)	76,835
General and administrative expenses	68,811	—	6,375	( c)	75,186
Amortization of intangibles	5,024	—	1,688	(d)	6,712
Research and development		1,699	(1,699)	( c)	—
Pension expense		1,004	(1,004)	( c)	—
Sales, general and administrative	—	7,649	(7,649)	( c)	—
Income (loss) from operations	40,570	7,177	(2,335)		45,412
Interest and debt expense	7,904	3	2,316	( e)	10,223
Investment (income) loss	(796)	—	—		(796)
Foreign currency exchange loss (gain)	2,215	—	—		2,215
Other income, net	(377)	(3)	—		(380)
Income from continuing operations before income tax expense (benefit)	31,624	7,177	(4,651)		34,150
Income tax expense (benefit)	12,045	1,517	(1,932)	( f)	11,630
Income (loss) from continuing operations	$19,579	$5,660	$(2,719)		$22,520

Weighted average basic shares outstanding	20,079		—		20,079
Weighted average diluted shares outstanding	20,315		—		20,315

Basic income per share from continuing operations	$0.98				$1.12

Diluted income per share from continuing operations	$0.96				$1.11

(a)
Represents the results from operations of Magnetek covering a five-month period which represents the period from April 1, 2015 through September 1, 2015 prior to the completion of the Magnetek Acquisition which has been derived from the books and records of Magnetek.

(b)
Represents the elimination of transactions between the Company and Magnetek post-acquisition that represent intercompany sales and their related expenses as well as additional depreciation expense related to recording Magnetek's fixed assets at fair value.

(c)	Represents the reclassification of Magnetek’s operating expenses to conform to the Company's accounting policies.

(d)	Represents the adjustment to reflect the amortization resulting from the acquired identifiable intangible assets in the Magnetek Acquisition.

(e)	Represents the estimated increase in interest expense in connection with the financing of the Magnetek Acquisition as if it had occurred on April 1, 2015.

(f)	Reflects the tax effect of the pro forma adjustments at the blended federal and state statutory tax rate of 38%.

No unaudited pro forma financial information is presented for Magnetek as of and for the nine months ended December 31, 2016 as Magnetek is included in our historical financial information from the date of acquisition, September 2, 2015.

Note 2 - Presentation of STAHL

The unaudited condensed combined pro forma financial information presented in the pro forma combined columns have been prepared to reflect the results from operations and the financial position of STAHL as if it had historically reported in accordance with US GAAP. To do so, reclassifications have been made to the historical financial statements of STAHL to reflect the Company’s presentation in the STAHL Historical column. The amounts presented in the STAHL Historical column have been converted from IFRS as issued by the IASB to US GAAP, with any differences in these two standards reflected through pro forma adjustments which are described in more detail below. Additionally, STAHL’s books and records are recorded in Euro. For convenience purposes, the amounts shown in the unaudited pro forma combined balance sheet have been presented in US Dollars using the December 31, 2016 spot rate of 1.05 and the amounts shown in the unaudited pro forma combined statements of operations have been presented in US Dollars using an average rate of 1.11 for the twelve months ended December 31, 2015 and using an average rate of 1.12 for the nine months ended September 30, 2016.

Note 3 - Pro forma balance sheet adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

3(a)	Represents the net outflow of cash as a result of the transaction.

(in thousands of dollars)
Sources:
Cash received from debt issuance	$445,000
Cash received from issuance of common stock	50,006
$495,006
Uses:
Repayment of term loan	$(103,125)
Repayment of revolving credit facility	(131,500)
Cash consideration for shareholders	(245,970)
Common stock issuance costs	(2,775)
New debt issuance costs	(16,690)
$(500,060)

Net Cash Outflow	$(5,054)

3(b)	Represents the adjustment to record the acquired inventory at its estimated fair value.

3(c)
Represents the adjustments to (1) reclass $0.7 million of prepaid equity issuance costs to equity, (2) record the fair value of the acquired backlog of $0.1 million and the fair value of the supply agreement of $1.8 million and (3) record the $0.8 million increase to the current income tax receivable associated with the write-off of debt issuance costs and $2.6 million increase to the current income tax receivable associated with acquisition costs described in Note 3(l) below.

3(d)	Represents the adjustment to reflect property, plant and equipment at the Company's preliminary estimate of fair value.

3(e)
Reflects adjustments to remove STAHL's historical goodwill ($22.2 million) and record estimated goodwill resulting from the Acquisition. We have not completed the final allocation of the purchase price to our assets and liabilities; such final allocation will be completed within one year. Therefore, the acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. We have preliminarily estimated the fair value of tangible assets, identifiable intangible assets, and property, plant and equipment acquired in the STAHL Acquisition. The final valuation could result in a material difference from the amounts shown. The acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. The purchase price and goodwill have been calculated as follows assuming an exchange rate of 1.052 to ensure consistency in translation rates throughout the unaudited pro forma condensed combined financial information:

(in thousands)	EUR	USD
Total purchase consideration	€233,811	$245,970
Less net value of assets acquired	91,453	96,210
Goodwill balance	€142,357	$149,760

Assets acquired	€233,727	$245,882
Liabilities assumed	142,274	149,672
Net book value of assets acquired	€91,453	$96,210

3(f)
Reflects adjustment to record the preliminary estimated fair value of identifiable intangible assets acquired (shown in table below), net of historical book value of STAHL’s intangibles prior to acquisition ($11 million).

(dollars in thousands)	Fair Value	Weighted Average Useful Life (in years)

Customer relationships	$119,171	19
Developed technology	2,630	15
Tradename	17,989	Indefinite life
	$139,790

3(g) Adjustments reflects the reclassification of deferred tax assets acquired to non-current liabilities upon netting with the deferred tax liabilities assumed.

3(h)
Adjustment removes the Company’s deferred financing costs recorded in other assets ($1.0 million) related to its revolving credit facility repaid in connection with the STAHL Acquisition and records the deferred financing costs associated with the new revolver of $2 million.

3(i)
Adjustment reflects the accrual for acquisition costs which have been incurred subsequent to December 31, 2016 relating to the STAHL Acquisition but have not been incurred as of December 31, 2016. These costs total approximately $6 million. The offset to this accrual is reflected in equity.

3(j)
Reflects adjustments for the following changes in borrowings used to fund the acquisition of STAHL and repay existing borrowings. The Company issued a $445 million new term loan (presented net of $14.7 million of debt issuance costs) and a revolving credit facility, and repaid the remaining balances of its existing term loan and revolving credit facility. The interest rates on the term loan are determined on the basis of LIBOR plus 3%. The Company did not draw on the revolving credit facility in connection with the STAHL Acquisition. Interest rates on revolver borrowings are determined on the basis of either a eurocurrency rate or a base rate plus an applicable margin based upon the Company's total leverage ratio. The change in the Company’s borrowings are as follows:

(dollars in thousands)	Historical balance at December 31, 2016	Liabilities Assumed	Net borrowings	Pro forma balance at December 31, 2016

Current portion of long term debt	$13,051	$2,599	$28,400	$44,050
Senior debt, less current portion	136		—	136
Term loan and revolving credit facility	220,946		168,465	389,411
Total	$234,133	$2,599	$196,865	$433,597

3(k)
Reflects (1) the $0.6 million adjustment to record the preliminary estimated pension liabilities in accordance with the requirements of ASC 715 and (2) record $33.0 million of deferred tax liabilities assumed, which are presented net of $10.8 million of deferred tax assets which have been reclassified to non-current liabilities as shown in Note 3(g).

3(l)
The Company issued 2,273,000 shares of common stock in connection with the funding of the STAHL Acquisition. Adjustment records (1) the gross equity proceeds of $50 million net of $2.8 million of equity issuance costs, (2) the elimination of STAHL's equity, (3) the write off of deferred financing costs associated with the repayment of the Company’s previous debt and refinancing of its revolving credit facility and an adjustment for the acquisition costs in Note 3(i). The write off of deferred financing fees and the acquisition costs are presented net of income tax benefit, which has been calculated at the blended statutory rate of 38%

(dollars in thousands)
Net investment of parent - STAHL		$(15,735)
Common stock issuance - par value	$23
Common stock issuance - APIC	49,983
Fees related to the issuance of common stock	(2,775)
Equity proceeds, net of issuance costs		47,231
Deferred financing costs on existing debt (net of tax)		(1,334)
Acquisition costs incurred subsequent to December 31, 2016 (net of tax)		(4,253)
Pro forma equity adjustment		$25,909

Note 4 - Pro forma statement of operations adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

For purposes of the unaudited pro forma condensed combined statements of operations, we have used the preliminary purchase price paid in connection with the STAHL Acquisition. We have not finalized the allocation of the purchase price to our assets and liabilities; such final allocation will be completed within one year. Therefore, the acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. We have preliminarily estimated the fair value of tangible assets, identifiable intangible assets, and property, plant and equipment acquired in the STAHL Acquisition. The final valuation could result in a material difference from the amounts shown. Any change to the preliminarily estimated fair values will result in an increase or reduction of the depreciation and amortization expenses when we depreciate or amortize the acquired assets, which could impact gross profit, operating income, income from continuing operations and net income, and such impacts may be significant.

4(a)
Represents the adjustment to reflect the amortization of the preliminary fair value of the supply agreement acquired in connection with the STAHL Acquisition net of a decrease in depreciation based on the preliminary fair value and estimated useful lives of the acquired STAHL property, plant and equipment.

	Year ended	Nine months ended
(in thousands of dollars)	March 31, 2016	December 31, 2016
Pro forma depreciation expense on acquired assets	$1,694	$1,278
Historical depreciation expense based on historical cost	(2,394)	(1,649)
Pro forma depreciation adjustment	(700)	(371)
Amortization of favorable supply agreements	960	724
Total pro forma adjustment	$260	$354

4(b)
Adjustment removes the acquisition costs expensed in the nine months ended December 31, 2016 for the Company and eliminates the costs associated with information technology services received by STAHL’s former parent net of the information technology costs per the transition services agreement entered into in connection with the STAHL Acquisition.

4(c) Reflects the incremental amortization expense resulting from the STAHL acquired identifiable intangible assets. Amortization of the identified backlog intangible asset has been excluded from the adjustment as it is nonrecurring and does not have continuing impact on the Company’s statement of operations.

	Year ended	Nine months ended
(in thousands of dollars)	March 31, 2016	December 31, 2016
Pro forma amortization expense on acquired intangible assets:
Customer Relationships	$6,783	$5,116
Developed Technology	185	140
Total pro forma amortization	6,968	5,256
Historical amortization of intangibles	(54)	(38)
Total pro forma adjustment	$ 6,914	$5,218

4(d)
Reflects the elimination of the Company’s interest expense and amortization of deferred financing costs related to debt facilities that are being repaid in connection with the STAHL Acquisition and records the interest expense and amortization of debt issuance costs on the new debt facilities entered into in connection with the STAHL Acquisition. Interest rates on revolver borrowings are determined on the basis of either a eurocurrency rate or a base rate plus an applicable margin based upon the Company's total leverage ratio.

	Year ended	Nine months ended
(in thousands of dollars)	March 31, 2016	December 31, 2016
Historical interest expense on repaid debt	$(10,098)	$(7,304)
Pro forma interest on new debt	18,475	13,857
Pro forma amortization of new debt issuance costs	2,384	1,788
Pro forma commitment fees on new revolving credit facility	374	279
Total pro forma adjustment	$11,135	$8,620

4(e)	Adjustment to remove the impact of the unrealized loss on the foreign currency option agreement entered into in connection with the STAHL Acquisition.
The Company entered into a foreign currency option agreement to offset the change in value of the purchase price of STAHL due to a change in foreign exchange rates.  The notional amount of this derivative was Euro 215 million with the contract maturing within six months of December 31, 2016. Similar to the Company's other derivatives, the foreign currency option's fair value is based on Level 2 inputs and is included in prepaid expenses and other assets on the Company's unaudited pro forma condensed combined balance sheet. Changes in the fair value of this derivative are recorded in foreign currency exchange (gain) loss. The foreign currency option agreement loss recognized in the nine months ended December 31, 2016 was $1.8 million and is excluded from the unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2016. The fair value of the foreign currency option agreement is $4.5 million at December 31, 2016 and is included in prepaid expenses and other assets on the unaudited pro forma condensed combined balance sheet.

4(f)	Adjustment to record the tax effect of the pro forma adjustments at the statutory rates for the Company (38%) and for STAHL (30%).

4(g)	Reflects additional common shares issued in connection with the funding of the STAHL Acquisition.

4(h) The unaudited pro forma condensed combined statement of operations excludes certain nonrecurring adjustments that do not have a continuing impact on the combined companies. These nonrecurring adjustments will be fully recognized in the Company’s financial statements over the next twelve months. These adjustments include pretax adjustments for acquisition costs of $6 million, restructuring costs of $6 million, amortization of the step-up to fair value of inventory of $9 million, backlog amortization of $0.1 million and may also include certain additional costs related to integration efforts which have not yet been finalized. Subsequent to the date of the acquisition, the Company executed an interest rate swap in which the Company receives interest at a variable rate and pays interest at a fixed rate on a portion of the term loan described in Note 3(j). The interest rate swap agreement is designated as cash flow hedge to hedge changes in interest expense due to changes in the variable interest rate of the loan. The impacts of this swap have not been reflected in adjustment 4(d) above.